CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the ALPS ETF Trust and to the use of our report dated August 24, 2022 on the financial statements and financial highlights of ALPS | O’Shares U.S. Quality Dividend ETF (previously, O’Shares U.S. Quality Dividend ETF), ALPS | O’Shares U.S. Small-Cap Quality Dividend ETF (previously, O’Shares U.S. Small-Cap Quality Dividend ETF), ALPS | O’Shares Global Internet Giants ETF (previously, O’Shares Global Internet Giants ETF), and ALPS | O’Shares Europe Quality Dividend ETF (previously, O’Shares Europe Quality Dividend ETF), each a series of shares of beneficial interest in ALPS ETF Trust. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2022